EXHIBIT 10.5

TO:      The Purchasers of WifiMed Holdings Company, Inc. 10% Convertible Debentures and Warrants

To Whom It May Concern:

It is my understanding that the Company is contemplating entering into a Purchase Agreement dated May 13, 2008 ("Purchase Agreement") and that the Purchase Agreement requires (i) the vote by the stockholders of the Company to approve an amendment to the Company's articles or certificate of incorporation that increases the number of authorized shares of Common Stock from 75,000,000 to at least 500,000,000 (the "Amendment") and (ii) the filing by the Company of the Amendment with the Secretary of State of the State of Nevada and the acceptance of the Amendment by the Secretary of State of the State of Nevada.

            This letter will confirm my agreement to the following:

Until such time that the Company's number of authorized shares of common stock is increased to 500,000,000 shares in accordance with the above paragraph, I agree

1)      to waive any rights that I may have, pursuant to any warrants, options, or other convertible instruments, that require the Company to maintain a reserve for the shares underlying such instruments; and

2)      not to exercise any warrants, options, or other convertible instruments of which I am the owner or beneficial owner.

This agreement is given in consideration of, and is conditioned upon, the execution of the Securities Purchase Agreement and funding being received by the Company thereunder.

Date:  May __, 2008

By: _________________________________________

Shareholder Name	Name

Shares of Common Stock Equivalents Beneficially Owned